Exhibit 4.1

Third Supplemental Indenture

This THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”), dated as of February 21, 2014, between The Phoenix Companies, Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, a national banking association, as successor trustee to SunTrust Bank, as Trustee (the “Trustee”), amends the Indenture, dated as of December 27, 2001, between the Company and the Trustee (the “Original Indenture”), as amended by that certain First Supplemental Indenture, dated as of January 18, 2013 (the “First Supplemental Indenture”), and that certain Second Supplemental Indenture, dated as of May 23, 2013, between the Company and the Trustee (the “Second Supplemental Indenture” and together with the First Supplemental Indenture and Original Indenture, the “Indenture”), pursuant to which $300,000,000 aggregate principal amount of the Company’s 7.45% Quarterly Interest Bonds due 2032 were issued (the “Securities”).  Capitalized terms used in this Third Supplemental Indenture and not defined are used with the meanings given to such terms in the Indenture.  This Third Supplemental Indenture is effective as of the date hereof.

RECITALS OF THE COMPANY

WHEREAS, Section 902 of the Indenture provides that, with the consent of the Holders of not less than a majority in principal amount of the Outstanding Securities affected by such supplemental indenture, by Act of said Holders delivered to the Company and the Trustee, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental thereto for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the Holders of Securities under the Indenture; and

WHEREAS, the Company has received and delivered to the Trustee Acts of Holders evidencing consents of the Holders of not less than a majority in principal amount of the Outstanding Securities to the amendments to the Indenture set forth in this Third Supplemental Indenture (the “Amendments”); and

WHEREAS, the Company has also received and delivered to the Trustee Acts of Holders evidencing waivers, pursuant to Section 513 of the Indenture, from the Holders of a majority in aggregate principal amount of the Outstanding Securities of all defaults and Events of Default relating to the Securities and the Indenture and any defaults and Events of Default relating to the Securities and the Indenture that have occurred prior to the date hereof are deemed to have been cured for all purposes; and

WHEREAS, the Company has requested that the Trustee join with it in entering into this Third Supplemental Indenture for the purpose of effecting the Amendments as permitted by Section 902 of the Indenture and has furnished to the Trustee Board Resolutions authorizing the Amendments and this Third Supplemental Indenture, an Officers’ Certificate pursuant to Section 102 of the Indenture and an Opinion of Counsel pursuant to Sections 102 and 903 of the Indenture; and

WHEREAS, all other things necessary in order to execute and deliver this Third Supplemental Indenture and effect the amendments set forth herein have been obtained; and

NOW, THEREFORE, in order to amend the terms of the Indenture with respect to the Securities, and in consideration of the premises, it is mutually agreed by the Company and the Trustee, for the equal and ratable benefit of all Holders of the Securities, as follows:

1.           Definitions.  Section 101 of the Indenture is hereby amended to replace the following definitions in their entirety:

“Covenant Reversion Date” means 5:30 p.m., New York City time, on the earlier of (i) the Business Day following the Company’s failure to pay the Consent Fee, if due, for the Securities in accordance with the Solicitation Documents, and (ii) March 16, 2015.

“Solicitation Documents” means the Consent Solicitation Statement, dated as of January 23, 2014, and the accompanying form of consent and waiver, each as may be amended and supplemented from time to time.

2.           Reports by Company.  Section 704 of the Indenture is hereby amended to read in its entirety as follows:

Section 704.  Reports by Company.

The Company shall, except as otherwise provided in this Section 704:

(1)           file with the Trustee, within 15 days after the Company is required to file the same with the Commission, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may from time to time by rules and regulations prescribe) which the Company may be required to file with the Commission pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Company is not required to file information, documents or reports pursuant to either of said Sections, then it shall file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(2)           file with the Trustee and the Commission, in accordance with rules and regulations prescribed from time to time by the Commission, such additional information, documents and reports with respect to compliance by the Company with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations; and

(3)           transmit by mail, to all Holders, as their names and addresses appear in the Security Register, within 30 days after the filing thereof with the Trustee, such summaries of any information, documents and reports required to be filed by the Company pursuant to Clauses (1) and (2) of this Section as may be required by rules and regulations prescribed from time to time by the Commission.

Notwithstanding any other provision of this Section 704 or this Indenture, the documents and reports referred to in this Section 704 that the Company would have been required to file with the Trustee on any date on or before the Covenant Reversion Date, but for this sentence, will not be required to be filed by the Company until the Covenant Reversion Date, and the filing by the Company with the Commission of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, its Annual Report on Form 10-K for the year ended December 31, 2012, its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013 and September 30, 2013, its Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q for the quarters ended March 31, 2014, June 30, 2014 and September 30, 2014 on or prior to the Covenant Reversion Date shall fully satisfy the requirement to file reports with the Trustee for any periods prior to the Covenant Reversion Date.

3.   Miscellaneous.

(a) Recitals by the Company.  The recitals contained in this Third Supplemental Indenture shall be taken as the statements of the Company, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

(b) Ratification and Incorporation of Indenture.  Except as amended hereby, the Indenture is in all respects ratified and confirmed, and all of the terms thereof shall remain in full force and effect.  This Third Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Third Supplemental Indenture forms a part thereof for all purposes.  The Indenture and this Third Supplemental Indenture shall be read, taken and construed as one and the same instrument, and every Holder of Securities heretofore and hereafter authenticated and delivered under the Indenture shall be bound by the Indenture as amended hereby.

(c) Execution in Counterparts.  This Third Supplemental Indenture may be executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute one and the same instrument.

(d) Governing Law.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

(e)           Successors and Assigns.  All covenants and agreements in this Third Supplemental Indenture of the Company shall bind its respective successors and assigns, whether so expressed or not.

(f)           Severability.  If any provision of this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature Page Follows]

IN WITNESS WHEREOF, each party hereto has caused this Third Supplemental Indenture to be signed in its name and on its behalf by one of its duly authorized officers, to be effective as of the date first set forth above.

THE PHOENIX COMPANIES, INC.

By:	/s/ Bonnie J. Malley
Name:	Bonnie J. Malley
Title:	Executive Vice President,
Chief Financial Officer and Treasurer

U.S. BANK NATIONAL ASSOCIATION,
as Trustee

By:	/s/ David Ferrell
Name:	David Ferrell
Title:	Vice President